Exhibit 10.1

Annual Incentive Payment Criteria for Executive Officers

(Effective for Awards in 2020 in Respect of 2019)

Annual incentive awards for executive officers, including the CEO, are primarily based on an assessment of Company performance relative to key financial objectives. Each senior executive has an annual incentive target. A performance factor is applied to each of their targets to guide the Compensation Committee (the “Committee”) in its determination of their annual incentive awards.

The performance factor is determined under the annual incentive program using the average of three performance metrics: (i) earnings per share, or EPS, on an adjusted operating income (AOI) basis, measured relative to the Company’s EPS guidance range, (ii) change in EPS, measured year-over-year, and (iii) return on equity, or ROE, relative to the median ROE of the North American Life Insurance subset of the compensation peer group.

These reported financial metrics are adjusted for certain items to more appropriately reflect the operating performance of the Company’s businesses and to take into account certain financial market performance factors relative to the assumptions used in establishing the Company’s performance targets. Items excluded from the reported AOI data include:

1.	Market unlocks.

2.	Actuarial assumption updates.

3.	Merger and acquisition activity including divestitures, integration and one-time costs.

4.	Accounting-related changes not included in the Company’s EPS guidance.

5.

AOI on specified classes of non-coupon investments and prepayment fee and call premium income outside of a range of -10% to +10% of these types of earnings that are included in the Company’s EPS guidance.

6.	Other items not considered representative of the results of operations for the period or not included in the Company’s EPS guidance.

The Committee may exercise negative discretion to reduce the performance factor based on such considerations as:

•	Risk and compliance performance.

•	Credit and insurance rating downgrades.

•	Adequacy of capital ratios.

Finally, the Committee may consider additional quantitative and qualitative considerations to determine the final performance factor, including:

•	Business drivers, i.e., net flows, sales growth, persistency, etc.

•	Employee measures, including employee engagement survey results, talent management, and diversity and inclusion.

•	Other considerations such as share price performance for the year and projected changes in peer pay levels.

The primary driver of the annual incentive awards made to the executive officers is the performance factor. The Committee also considers individual performance and contributions in determining annual incentive awards. Awards are subject to the Company’s “Clawback” Policy.

The Committee may award an annual incentive payment in recognition of an executive’s contributions during the year in which his or her employment ended.

* * * *

“Adjusted operating income”, or “AOI”, referred to above, differs from, and should not be viewed as a substitute for, income from continuing operations or net income determined in accordance with generally accepted accounting principles, but is the financial measure that the Company uses to analyze the operations of each segment in managing its businesses. EPS referred to above is determined on the basis of after-tax AOI. ROE referred to above is determined on the basis of after-tax AOI divided by average adjusted book value. Adjusted book value is calculated as total equity (GAAP book value) excluding accumulated other comprehensive income (loss), the cumulative effect of foreign currency exchange rate remeasurements and currency translation adjustments corresponding to realized investment gains and losses.